Exhibit 21.1

SUBSIDIARIES OF

TROPICANA LAS VEGAS

HOTEL AND CASINO, INC.

JURISDICTION OF INCORPORATION

SUBSIDIARIES OF TROPICANA LAS VEGAS HOTEL AND CASINO, INC.:

Tropicana Las Vegas Intermediate Holdings Inc.	Delaware

SUBSIDIARIES OF TROPICANA LAS VEGAS INTERMEDIATE HOLDINGS, INC.:

Tropicana Las Vegas, Inc.	Nevada